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                                                            EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                      COMPUTER GENERATED SOLUTIONS, INC.


Computer Generated Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST. (a) The present name of the corporation is Computer Generated Solutions, Inc.
                (b) The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 27, 1984 under the name Computer Generated Solutions, Inc.

        SECOND. This Restated Certificate of Incorporation has been duly adopted pursuant to and in accordance with Sections 228 and 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), and restates and amends the provisions of the existing Certificate of Incorporation of Computer Generated Solutions, Inc.

        THIRD. The Certificate of Incorporation of Computer Generated Solutions, Inc. is hereby amended and restated so as to read in its entirety as follows:

                                  ARTICLE ONE

                                     NAME

        The name of the corporation is COMPUTER GENERATED SOLUTIONS, INC. (the "Corporation").

                                  ARTICLE TWO

                               REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle 19801 and the name of the registered agent at such address is Prentice-Hall Corporation System, Inc.

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                                 ARTICLE THREE

                                   PURPOSES

        The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law, and by such statement all lawful acts and activities shall be within the purposes of the Corporation, except for express limitations, if any.

                                 ARTICLE FOUR

                               CAPITAL STRUCTURE

        Section 4.1 The total number of shares of stock which the Corporation shall have authority to issue is 26,000,000 shares of all classes of stock, consisting of 25,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001 per share.

        Section 4.2 Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

                (a) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

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                (b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

                (c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

                (d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

                (e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

                (f) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

                (g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

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                (h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

                                 ARTICLE FIVE

                                   DIRECTORS

        Section 5.1 The Board of Directors shall be determined and the number may be changed in such manner as provided in the by-laws of the Corporation.

        Section 5.2 The Board of Directors shall be divided into three classes, each class to consist, as nearly as practical, of one-third of the Board of Directors constituting the entire Board of Directors, with the term of office of one class expiring each year. At the annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Directors hold office until the annual meeting of the stockholders of the Corporation in the year in which the term of their class expires and until their successors have been duly elected and qualified. At each succeeding meeting of the stockholders, the successors to the class whose term expires shall be elected for a three-year term. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors and not by the stockholders, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors have been duly elected and qualified. Notwithstanding the foregoing, and except as otherwise--required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected

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to hold office for a term expiring at the third succeeding annual meeting.

        Section 5.3 Any director may be removed solely for cause by the affirmative vote of the holders of record of a majority of the outstanding shares of capital stock of the Corporation entitled to vote with respect to the election of directors.

        Section 5.4 Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE SIX

                            LIMITATION ON LIABILITY

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                 ARTICLE SEVEN

                                INDEMNIFICATION

        Section 7.1 No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE SEVEN, nor the adoption of any provision of this Restated Certificate

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of Incorporation inconsistent with this ARTICLE SEVEN, shall be effective with respect to any cause of action, suit, claim or other matter that, but for this ARTICLE SEVEN, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

        Section 7.2 The Corporation shall indemnify each officer, director, employee or agent of the Corporation (and his or her heirs, successors and administrators) to the fullest extent permitted by law, subject to any limitations set forth in the By-Laws.

        Section 7.3 The Corporation shall pay the expenses (including attorneys' fees) of any person referred to in Section 7.1 of ARTICLE SEVEN incurred in defending any proceeding in advance of its final disposition; provided, however, that the advancement of expenses incurred by a director or
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officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this ARTICLE SEVEN or otherwise.

        Section 7.4 If a claim for indemnification or advancement of expenses under this ARTICLE SEVEN is not paid in full within sixty (60) days after a written claim therefore has been received by the Corporation (except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty (20) days), the claimant may file suit to recover the unpaid amount of such claim. If successful in whole in such an action, the claimant shall be entitled to be paid the expense of prosecuting such claim; if successful in part in such an action, the claimant shall be entitled to be paid the expense of prosecuting each successfully resolved claim, issue or matter. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 7.5 The rights conferred on any person by this ARTICLE SEVEN shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, provision of the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

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        Section 7.6  The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person would be entitled to retain as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

        Section 7.7 Any repeal or modification of the foregoing provisions of this ARTICLE SEVEN shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                 ARTICLE EIGHT

                           AMENDMENT OF CERTIFICATE

        Except for ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN and this ARTICLE EIGHT, each of which shall not be amended, altered, changed or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon, from time to time and at any time, any provision contained in this Restated Certificate of Incorporation may be amended, altered, changed or repealed by the Corporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this ARTICLE EIGHT.

                                 ARTICLE NINE

                             AMENDMENT OF BY-LAWS

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

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                                  ARTICLE TEN

                              STOCKHOLDER ACTION

        Any action required or permitted to be taken by any stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by Fred B. Schlossberg, the Secretary of the
Corporation, this      day of                    , 1997.
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                                                     -------------------------
                                                     Fred B. Schlossberg
                                                     Secretary

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